Exhibit 99.1

Investor Contact: Steve Kunszabo Iridium Communications Inc. +1 (703) 287-7570 steve.kunszabo@iridium.com	Press Contact: Ashley Eames Iridium Communications Inc. +1 (703) 287-7476 ashley.eames@iridium.com

IRIDIUM COMPLETES EXCHANGE OFFER FOR $7.00 WARRANTS

MCLEAN, Va. – December 3, 2012 – Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”) today announced that it has completed its offer to exchange its remaining outstanding $7.00 warrants for Iridium common stock.

As previously announced, Iridium offered holders of its warrants one share of common stock for every six warrants tendered (equivalent to approximately 0.1667 shares for every warrant tendered). When the offer expired on Friday, November 30, 2012, holders of approximately 8.36 million $7.00 warrants, or approximately 93.1% of the outstanding $7.00 warrants, had tendered their $7.00 warrants pursuant to the tender offer.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

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